NEWS RELEASE

FOR IMMEDIATE RELEASE
January 10, 2018

Contact:
Scott Hamilton
Public & Investor Relations
(303) 214 - 5563
scott.hamilton@hartehanks.com
Harte Hanks amends credit facility, increasing availability and extending the term
SAN ANTONIO, Texas — Harte Hanks (NYSE: HHS), a leader in developing customer relationships, experiences and interaction-led marketing, today announced that it has amended its credit facility with Texas Capital Bank.
Under the amended facility, the credit limit was increased from $20 million to $22 million and the maturity has been extended by one year to April 17, 2020. The company intends to use the credit facility for working capital and general corporate purposes.
As with the initial credit facility with Texas Capital Bank, HHS Guaranty, LLC is providing collateral support for the amended facility. As part of the amended agreement, HHS Guarantee, LLC has the right to designate a member of the board of directors, with David Copeland (a current director) serving as the initial designee.
“The amended credit facility provides Harte Hanks increased financial flexibility as we continue our transition to become a leader in modern marketing—putting the human back into marketing,” stated Jon Biro, Harte Hanks CFO. “We appreciate Texas Capital Bank’s continued support of our business.”
About Harte Hanks:
Harte Hanks is a global marketing services firm specializing in multi-channel marketing solutions that connect our clients with their customers in powerful ways. Experts in defining, executing and optimizing the customer journey, Harte Hanks offers end-to-end marketing services including consulting, strategic assessment, data, analytics, digital, social, mobile, print, direct mail and contact center. From visionary thinking to tactical execution, Harte Hanks delivers smarter customer interactions for some of the world's leading brands. Harte Hanks 5,000+ employees are located in North America, Asia-Pacific and Europe. For more information, visit Harte Hanks at www.hartehanks.com, call 800-456-9748, email us at pr@hartehanks.com. Follow us on Twitter @hartehanks or Facebook at https://www.facebook.com/HarteHanks.

As used herein, “Harte Hanks” refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require. Harte Hanks’ logo and name are trademarks of Harte Hanks.